Exhibit 99.1

Hyperscale Data Announces a Special Dividend of Series F Exchangeable Preferred Stock

All Common and Series C Convertible Preferred Stockholders to Receive Planned Dividend

LAS VEGAS--(BUSINESS WIRE) – November 26, 2024 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data,” or the “Company”), hereby announces that it plans to issue a special one-time dividend (the “Distribution”) of one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis.

The Company hereby announces that the record date for the Distribution has been set for December 13, 2024. Stockholders who own the Company’s stock at the close of trading on that date will be eligible to receive the shares of Series F Preferred Stock. Further, the Company has set a payment date of December 23, 2024, subject to adjustment. On the record date, the Company anticipates there will be approximately 1,109,895 shares of common stock and approximately 6,101,299 common stock equivalents, based on the current conversion price of the Company’s Series C Convertible Preferred Stock, issued and outstanding (collectively, the “Eligible Capital Stock”), for an aggregate of approximately 7,211,194 shares of Eligible Capital Stock. Consequently, the number of shares of Series F Preferred Stock issuable is approximately 0.139 for each share of Eligible Capital Stock. The foregoing figures reflect the implementation of the one-for-thirty-five reserve stock split that was effectuated on November 25, 2024.

There will never be a public trading market for the Series F Preferred Stock. The CUSIP number of the Series F Preferred Stock is 09175M 887.

The Series F Preferred Stock has a $1.00 liquidation preference and will not pay a dividend. Each share of Series F Preferred Stock will be exchangeable, at the option of its holder, for (i) ten (10) shares of Class A Common Stock of Ault Capital Group, Inc., a wholly owned subsidiary of the Company and a Nevada corporation (“ACG”) and (ii) five (5) shares of Class B Common Stock of ACG, at any time beginning on the later of (i) one year after issuance of the Series F Preferred Stock and (ii) the date of the registration under the Securities Act of 1933, as amended, of all of the foregoing shares of ACG Class A Common Stock and ACG Class B Common Stock.

ACG is a holding company that provides mission-critical products that support a diverse range of industries, including a metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, and medical/biopharma. Once this distribution will have been effectuated, the Company’s sole business will be its ownership of Sentinum, Inc. through which it operates its Bitcoin mining business as well as its High Power Computing and AI operations.

The Distribution has been approved by the NYSE American. For further information about the Series F Preferred Stock, please see the Current Report on Form 8-K filed on Monday, November 25, 2024.

The Company is committed to providing this Distribution to its stockholders as a way to show its appreciation for their continued support. Stockholders should refer to the Company’s official announcements or consult their financial advisors for more information about the specifics of the Distribution.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy shares of the Company’s common stock or any other securities of the Company. The Distribution is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at https://hyperscaledata.com/ or available at www.sec.gov.

About Hyperscale Data, Inc.

Hyperscale Data is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Hyperscale Data owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries. It also provides mission-critical products that support a diverse range of industries, including a social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, Hyperscale Data is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; Hyperscale Data, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235